Exhibit 5.2

            CLEARY GOTTLIEB STEEN & HAMILTON LLP

WASHINGTON, D.C. PARIS BRUSSELS LONDON FRANKFURT COLOGNE MOSCOW	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com D: +852 2532 3783 szhao@cgsh.com	ROME MILAN HONG KONG BEIJING BUENOS AIRES SÃO PAULO ABU DHABI SEOUL

                                                                          November 15, 2019

AnPac Bio-Medical Science Co., Ltd.

801 Bixing Street, Bihu County

Lishui, Zhejiang Province, 323006

People’s Republic of China

Ladies and Gentlemen:

We have acted as special United States counsel to AnPac Bio-Medical Science Co., Ltd., a British Virgin Islands company (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-1 (File No.333-234408) (the “Registration Statement”), relating to the registration of (i) the offering of up to 1,916,705 American depositary shares (the “ADSs”), each representing one Class A ordinary share, par value of US$0.01 per share, of the Company (the “Ordinary Shares” and, together with the ADSs, collectively referred to as the “Securities”), (ii) the sale by the Company of underwriters’ warrants (the “Warrants”) to purchase up to 141,670 ADSs of the Company, and (iii) 141,670 ADSs underlying the Warrants.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the form of the underwriting agreement (the “Underwriting Agreement”) between the Company and the underwriters named therein, included as Exhibit 1.1 to the Registration Statement; and

(c)	the form of the Warrants, included as Exhibit 4.6 to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Underwriting Agreement), and (ii) that the Warrants conform to the form thereof that we have reviewed.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

Securities and Exchange Commission

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when duly issued, delivered and paid for in accordance with the Underwriting Agreement and the Warrants, the Warrants will be the valid, binding and enforceable obligations of the Company (except that we express no opinion with respect to Section 4.4 of the Warrants providing for indemnification).

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Warrants, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) we have assumed that at the time of the issuance, sale and delivery of each Warrant, the authorization thereof by the Company will not have been modified or rescinded and there will not have occurred any change in law affecting the validity, binding effect and enforceability of such Warrant, (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

With respect to Section 9.5 of the Warrants, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Warrants where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. In addition, we express no opinion regarding any Securities that may be underlying or received upon exercise of any Warrants.

We note that any designation in Section 9.5 of the Warrants of the United States District Court for the Southern District of New York as the venue for actions or proceedings relating to such Warrants is (notwithstanding any waiver in Section 9.5) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinion is limited to the law of the State of New York.

Securities and Exchange Commission

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Warrants, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Shuang ZHAO
Shuang ZHAO, a Partner